Exhibit 10.9.3
SENIOR MANAGEMENT AGREEMENT
     THIS SENIOR MANAGEMENT AGREEMENT (this “Agreement”) is made as of June 17, 2002, between IDLEAIRE TECHNOLOGIES CORPORATION, a Delaware corporation (the “Company”), and TOM BADGETT (“Executive”).
     The parties hereto agree as follows:
     1. Employment. The Company agrees to employ Executive and Executive accepts such employment for the period beginning as of the date hereof and ending on the third anniversary of the date hereof or upon Executive’s earlier separation pursuant to Section 1(e) hereof (the “Employment Period”); provided, however, that the Employment Period shall automatically be renewed for an additional two year period commencing on the third anniversary of the date hereof unless either the Company or the Executive gives the other at least 60 days written notice prior to the Expiration of the Employment Period of its desire to terminate this Agreement.
          (a) Position and Duties. During the Employment Period, Executive shall serve as the Chief Operating Officer (“COO”) of the Company and shall have the normal duties, responsibilities and authority of the COO, subject to the power of the Chairman, CEO or the Company’s board of directors (the “Board”) to expand or limit such duties, responsibilities and authority and to override actions of the COO. Executive shall report to the Board of the Company and Executive shall devote his best efforts and substantially all of his business time and attention to the business and affairs of the Company and/or its Subsidiaries. Notwithstanding the foregoing, it is understood and agreed that Executive has certain other business interests and activities which will require some time and efforts of Executive and the Company agrees that Executive may have other business interests and activities and devote time thereto so long as the same do not unreasonably detract from the performance of Executive’s duties to the Company.
          (b) Salary, Bonus and Benefits. Effective as of the date hereof, the Company will pay Executive a base salary of $175,000 per annum, payable in equal installments every two weeks, subject to any annual increase during the Employment Period as determined by the Board based upon the Company’s achievements of budgetary and other objectives set by the Board (the “Annual Base Salary”). In addition, Executive shall be eligible to receive an annual bonus (commencing with the Company’s fiscal year ending December 31, 2000) based upon the Company’s achievement of budgetary and other objectives set by the Board and agreed upon by Executive and the Company in good faith. Executive’s Annual Base

Salary for any partial year will be prorated based upon the number of days elapsed in such year. In addition, during the Employment Period, Executive will be entitled to such other benefits as are from time to time made available to all of the Company’s senior executives, including vacation time, tuition reimbursement, reimbursement of business expenses and healthcare, disability and life insurance benefits.
          (c) Business Expenses. The Company agrees that it shall, in accordance with applicable tax laws and Company policies and any written agreement between Executive and the Company, relating to reimbursed expenses for its executives, reimburse Executive for all reasonable business expenses incurred by him during the term of Executive’s employment hereunder in connection with the performance of services hereunder.
          (d) Business Equipment. The Company shall provide Executive business equipment to be utilized in accordance with the established policies, practices and procedures for executive officers of the Company.
          (e) Separation. Executive’s employment by the Company during the Employment Period will continue until: (i) Executive’s resignation at any time which includes resignation with Good Reason as hereinafter defined and resignation without Good Reason, or (ii) until Executive’s disability or death, or (iii) until the Board terminates Executive’s Employment at any time during the Employment Period. If the Employment Period is terminated by Executive or by the Board without Cause, then the termination will be effective thirty (30) days after the date of delivery of written notice of termination. If the Employment Period is terminated by the Board with Cause, termination will be effective as of the date of notice of termination. If the Employment Period is terminated by the Board with Cause, then the Executive shall be entitled to receive his Annual Base Salary, bonuses and his fringe benefits only through the effective date of termination. If the Employment Period is terminated by the Board for any other reason or if Executive resigns with Good Reason, then (i) all options shall vest in accordance with their terms without reference to continuing employment, and (ii) the Executive shall be entitled to receive his Annual Base Salary, accrued bonuses and his life insurance, medical insurance and disability insurance benefits, if any, for one year from the effective date of termination (such payments, the “Severance Payment”) which shall be payable over time in accordance with normal payroll practices. If the Employment Period is terminated due to death, then the Annual Base Salary and medical insurance will be continued for one full calendar year following the month in which the Executive died. If the Employment Period is terminated due to Disability, then the Annual Base Salary, medical insurance and disability insurance will be continued until the last day of the six-month period following Disability; provided, however, that such Annual Base Salary shall be reduced by the amount of any disability income payments made to the Executive during such six-month period from any insurance or other policies paid for by the Company.
     2. Termination Upon A Change In Control.
          (a) If there is a “change in control” of the Company, Executive will be deemed terminated and will receive the following lump sum cash payment and a lien of the Severance Payment:
               (i) If immediately before the “change in control” new stock of the Company was readily tradeable on an established securities market or otherwise, and the shareholder approval required under IRC § 280(G) was obtained with respect to such payment, then Executive shall receive One Million Dollars ($1,000,000.00).
               (ii) If the requirements of 2(a)(i) above are not met, Executive shall receive two hundred ninety-nine percent (299%) of his “base amount” as defined in IRC § 280(G)(d)(1)(2).
               The payment to be made pursuant to paragraph 2(a) above shall be made within ninety (90) days of the change in control.
          (b) For purposes of this Agreement, the term “change in control” is defined to include:
               (i) A tender offer or exchange offer made and consummated for ownership of Company stock representing fifty percent (50%) or more of the combined voting power of the Company’s outstanding securities;
               (ii) Sale or transfer of substantially all of the Company’s assets to another corporation which is not a wholly owned subsidiary of the Company;
               (iii) Any transaction relating to the Company which must be described in accordance with item 5(f) of Schedule 14(A) of Regulation 14(A) of the Securities and Exchange Commission;
               (iv) Any merger or consolidation of the Company with another corporation where less than fifty percent (50%) of the outstanding voting shares of the surviving resulting corporation are owned in the aggregate by the Company’s former stockholders; or

               (v) Any tender offer, exchange offer, merger, sale of assets and/or contested election which results in a total change in the composition of the Company’s Board of Directors.
          (c) The amounts paid to Executive pursuant to this paragraph will be deemed severance pay in consideration of Executive’s past services to the Company and his continued services from the date of this Agreement.
     3. Confidential Information.
          (a) Executive acknowledges that the Company is engaged in the business of providing heating and cooling services for vehicles and providing related convenience services (the “Business”). Executive further acknowledges that the Business and its continued success depend upon the use and protection of a large body of confidential and proprietary information, and that he holds a position of trust and confidence by virtue of which he necessarily possesses, has access to and, as a consequence of his signing this Agreement, will continue to possess and have access to, highly valuable, confidential and proprietary information of the Company and its Subsidiaries not known to the public in general, and that it would be improper for him to make use of this information for the benefit of himself and others. All of such confidential and proprietary information now existing or to be developed in the future will be referred to in this Agreement as “Confidential Information.” This includes, without specific limitation, information relating to the Company’s marketing, products, internal management, the nature and operation of the Business, the persons, firms and corporations which are customers or active prospects of the Company during Executive’s employment by the Company, the Company’s methodology and methods of doing business, strategic, acquisition, marketing and expansion plans, including plans regarding planned and potential acquisitions and sales, financial and business plans, employee lists, numbers and location of sales representatives, new and existing programs and services (and those under development), prices and terms, customer service, costs of providing service, support and equipment and equipment maintenance costs. Confidential Information shall not include any information that has become generally known to and available for use by the public other than as a result of Executive’s acts or omissions.
          (b) Disclosure of any Confidential Information of the Company shall not be prohibited if such disclosure is required in the course of his employment or is directly pursuant to a valid and existing order of a court or other governmental body or agency within the United States; provided, however, that (i) Executive shall first have given prompt notice to the Company of any such possible or prospective order (or proceeding pursuant to which any such order may result) and (ii) Executive shall afford the Company a reasonable opportunity to prevent or limit any such disclosure, all at Company’s expense.

          (c) During the Employment Period and for a period of three (3) years thereafter, Executive will not disclose any of the Confidential Information known to Executive or at any time in Executive’s possession. In addition, during the Employment Period and at all times thereafter, Executive will not disclose to any unauthorized person or use for his own account any of such Confidential Information without the Board’s written consent. Executive agrees to deliver to the Company at a Separation as described in Section 1(e), or at any other time the Company may request in writing, all memoranda, notes, plans, records, reports and other documents (and copies thereof) containing or otherwise relating to any of the Confidential Information (including, without limitation, all acquisition prospects, lists and contact information) which he may then possess or have under his control. Executive acknowledges that all such memoranda, notes, plans, records, reports and other documents are and at all times will be and remain the property of the Company.
     4. Non-Competition and Non-Solicitation. Executive acknowledges that in the course of his employment with the Company he will become familiar with the Confidential Information concerning the Company and that his services will be of special, unique and extraordinary value to the Company. Executive agrees that the Company has a protectable interest in the Confidential Information acquired by Executive during the course of his employment with the Company. Therefore, Executive agrees that:
          (a) Non-Competition. So long as Executive is employed by the Company and for an additional three (3) years thereafter (the “Non-Compete Period”), he shall not work directly for any vehicle heating and cooling business in the United States, which manufactures, markets, or designs products or provides services, which products or services could reasonably be anticipated to compete with the products or services, or planned products or services, of the Company.
          (b) Non-Solicitation. During the Non-Compete Period Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any person known by Executive to be an employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof, (ii) hire any person who was known by Executive to be an employee of the Company or any of its Subsidiaries within sixty (60) days prior to the time such employee was hired by the Executive, (iii) knowingly induce or attempt to induce any owner of a site location, customer, supplier, licensee or other business relation of the Company to cease doing business with the Company or in any way knowingly interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or (iv) knowingly directly or indirectly acquire or attempt to acquire an interest in any business relating to the business of the Company and with which, to Executive’s knowledge, the Company has entertained discussions or has requested and received information relating to the acquisition of such business by the Company in the three-year period immediately preceding a Separation.
          (c) Enforcement. If, at the time of enforcement of Section 3 or 4 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. Because Executive’s services are unique and because Executive has access to Confidential Information, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of Section 3 or Section 4 of this Agreement, the Company or any of its successors or assigns shall, in addition to other rights and remedies existing in its favor, be entitled to pursue specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions of Section 3 or Section 4 from any court of competent jurisdiction.
          (d) Additional Acknowledgments. Executive acknowledges that the provisions of this Section are in consideration of: (i) employment with the Company and (ii) additional good and valuable consideration as set forth in this Agreement. Executive expressly agrees and acknowledges that the restrictions contained in Sections 3 and 4 do not preclude Executive from earning a livelihood, nor does it unreasonably impose limitations on Executive’s ability to earn a living. In addition, Executive agrees and acknowledges that the potential harm to the Company of its non-enforcement outweighs any harm to the Executive of its enforcement by injunction or otherwise. Executive acknowledges that he has carefully read this Agreement and has given careful consideration to the restraints imposed upon the Executive by this Agreement, and is in full accord as to their necessity for the reasonable and proper protection of the Confidential Information. Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.
GENERAL PROVISIONS
     5. Definitions.
          “Cause” means (i) the commission of a felony or a crime involving moral turpitude or the intentional commission of any other act or omission involving dishonesty or fraud with respect to the Company or any of their customers or suppliers, (ii) substantial and repeated failure to perform duties of the office as agreed upon by the Company and Executive held by Executive as reasonably directed by the Board not cured within ten (10) business days after written notice thereof, (iii) gross negligence or willful misconduct with respect to the Company; or (iv) any intentional material breach of Section 3 or 4 of this Agreement by Executive not cured within ten (10) business days after written notice thereof from the Company. Any election by the Company not to renew the Employment Period on the third anniversary of the date hereof or any renewal thereof shall be deemed to be a termination by the Board without Cause. The failure of the Company or the Executive to achieve budgetary or other operational objectives established by the Board of Directors shall not in any way constitute Cause.
          “Disability” means a physical or mental condition which, for a continuous period of at least six (6) months has or will prevent the Executive from performing his duties on a full time basis and in a professional and consistent manner. Any dispute as to the Executive’s Disability shall be referred to and resolved by a licensed physician selected and approved by the Company and the Executive.
          “Good Reason” means (i) the assignment to the Executive of any duties inconsistent in any material respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by this Agreement; (ii) any change in the location of the performance of the duties such that the Executive is required to travel or commute a substantially greater distance than he does prior to the change; (iii) establishment of an Annual Base Salary for the Executive which is less than provided for in this Agreement, or failure to pay same other than an isolated, inadvertent or insubstantial failure, not occurring in bad faith; and (iv) any purported termination of Executive’s employment by the Company, other than as specifically set forth herein.
          “Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
     6. Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated:
          If to the Company:

IdleAire Technologies Corporation
900 S. Gay St., Suite 300
Knoxville, TN 37902
Attention: James H. Price, General Counsel
If to the Executive:
Tom Badgett
6170 Beals Chapel Road
Lenoir City, TN 37772
or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or sent or, if mailed, five days after deposit in the U.S. mail.
     7. General Provisions.
          (a) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
          (b) Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.
          (c) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

          (d) Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive and the Company and their respective successors and assigns.
          (e) Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement and the exhibits hereto will be governed by and construed in accordance with the internal laws of the State of Tennessee, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Tennessee.
          (f) Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including attorney’s fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.
          (g) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and the Executive.
          (h) Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the state in which the Company’s principal place of business is located, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.
          (i) Termination. This Agreement (except for the provisions of Sections 1(a) and 1(b)) shall survive a Separation as described in Section 1(e) and shall remain in full force and effect after such Separation.

* * * * *
     IN WITNESS WHEREOF, the parties hereto have executed this Senior Management Agreement on the date first written above.

IDLEAIRE TECHNOLOGIES CORPORATION

By: /s/ Michael C. Crabtree

Name:	Michael C. Crabtree
Title:	Chief Executive Officer

/s/ Tom Badgett

Tom Badgett

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